Exhibit 10.2




AEtna                                    Interoffice Communication


                                         Richard L. Huber
                                         CEO and President




To        Daniel P. Kearney

Date      September 8, 1997

Subject   Employment Agreement


This memorandum is intended to modify that certain Employment
Agreement dated as of December 19, 1995 by and among Aetna
Services, Inc. (formerly Aetna Life and Casualty Company), Aetna
Inc. (by assumption) and you.

1. As of August 18, 1997, you will no longer serve as Executive Vice President, I&FS. You agree to continue working, reporting to me on: (i) structuring and implementing a possible real estate investment trust or securitization transaction; and (ii) retained responsibilities as chief investment officer until a replacement is named, but with respect to both areas, no later than February 28, 1998. At that time you will retire from Aetna, however, you may subsequently elect when you will begin receiving retirement benefits.

2. In lieu of eligibility for the payment of the Severance Benefit as defined in the Employment Agreement or any other severance or salary continuation benefit to which you would otherwise be eligible, you will be paid beginning August 18, 1997 an amount equivalent to the amount calculated pursuant to the third definition in Section 6(d) of the Employment Agreement using August 18, 1997 as the end date of the Contract Employment Period, such payment conditioned upon delivery to the Company of an executed copy of a document in the form of Exhibit B to the Employment Agreement. Upon such delivery, Section 8(a) of the Employment Agreement will no longer be applicable.

3. In lieu of any annual bonus for the performance year 1997, you will be paid a one-time guaranteed payment equal to your pro rata target bonus for the period January 1st through August 18th. This payment will be made on or about January 30, 1998.

4. You will vest to the remainder of your performance stock options as scheduled on April 28, 1998.

5. You will remain eligible to vest to a pro rata share of your second cycle and third cycle ACEShares awards based on the period of your active employment at the completion of the respective performance cycles to the extent performance criteria are satisfied.

                                          Exhibit 10.2 (Continued)

Page 2
Daniel P. Kearney
September 8, 1997




6. In the event a real estate investment trust or securitization transaction which results in removal of approximately $1.5 billion of assets from Aetna's books is consummated by February 28, 1998, you will be paid immediately following the closing:
     (i) a closing fee of $300,000 and (ii) to the extent the sale price is above par value, as mutually determined, a success fee of an additional amount scaled not to exceed $450,000.
     It is understood that, should a real estate investment trust or securitization transaction take place with you as an executive of the new entity, it may be appropriate for the new entity to employ certain Aetna employees. We will agree to work together to identify any employees to be employed by the new entity and agree that activity will not constitute a violation of Paragraph 8(b) of the Employment Agreement.

7. Pension and other benefits to operate on a basis equivalent to what would have been received under the terms of the Employment Agreement. For purposes of eligibility for the Company retiree medical benefits, you will be treated on the same basis as other Aetna employees who retire or otherwise terminate active employment as of August 18, 1997.

Except as revised in this memorandum the Employment Agreement shall remain in full force and effect.


Aetna Inc.
Aetna Services, Inc.



By:  /s/ Richard L. Huber              /s/ Daniel P. Kearney
     __________________________        ___________________________
     Richard L. Huber                  Daniel P. Kearney

Date:      9-8-97                           9/16/97
     __________________________        ___________________________